SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934
(AMENDMENT NO. )

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Preliminary Proxy Statement [ ]
Confidential, for Use of the Commission Only (as permitted by
Rule 14a-6(e)(2))
Definitive Proxy Statement [x]
Definitive Additional Materials
Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-
12

WILSHIRE ENTERPRISES, INC.
Name of Registrant as Specified in Its Charter)

Full Value Partners L.P.
Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Full Value Partners L.P.
Park 80 West, Plaza Two, Suite 750
Saddle Brook, NJ 07663
Phone (201) 556-0092
Fax (201) 556-0097
pgoldstein@bulldoginvestors.com // adakos@bulldoginvestors.com

		March 11, 2009

Dear Fellow Wilshire Enterprises Stockholder:

Ms. Sherry Wilzig Izak is using inflammatory rhetoric about a supposed fire sale to deflect attention from the real issue in this election. First, let us put that phony issue to rest. Nobody is in favor of a fire sale of Wilshire.

The real issue in this election is whether shareholders should have an opportunity to sell their shares for cash at a significant premium. We are ready, willing and able to conduct a cash tender offer for all shares of Wilshire at $2 per share. You can choose whether or not to accept it.
All Ms. Wilzig Izak has to do is lift the poison pill and we are ready to go. Why has she refused? Apparently, she wants to keep shareholders prisoner while she rolls the dice on a bet the company strategy that could push Wilshire into bankruptcy.

If Ms. Wilzig Izak truly believes her plan will create value she should offer stockholders that disagree more than $2 per share. But she should not prevent them from selling their shares to us at a significant premium. If shareholders elect our nominees and approve the proposal to restrict the boards ability to adopt a poison pill, we intend to seek a court order to permit us to conduct a cash tender offer at $2 per share. Therefore, your choice is clear:

	VOTE OUR PROXY AND WE PROMISE TO PURSUE A TENDER OFFER AT CASH OF $2 PER SHARE. YOU CAN CHOOSE TO GET $2 OR HOLD YOUR SHARES.

	VOTE FOR MANAGEMENT AND GET NO OPTION TO TENDER FOR CASH.

We urge you to vote your proxy online (if your stocks are held in street name) at WWW.PROXYVOTE.COM or by telephone at 1-800-454-8683. Alternatively, you can mail the GREEN proxy card in the enclosed envelope. But please do it today.

						Very truly yours,


Phillip Goldstein and Andrew Dakos
Managing Members
Full Value Advisors LLC
General Partner